CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered PLUS due 2013	$3,080,000	$357.59

March 2011 Pricing Supplement No. 732 Registration Statement No. 333-156423 Dated March 28, 2011 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities

Buffered PLUS Based on the Performance of a Basket of Five Commodities due March 28, 2013
Buffered Performance Leveraged Upside SecuritiesSM

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the underlying commodity basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity basket, subject to the maximum payment at maturity.  At maturity, if the underlying commodity basket has depreciated and (i) the basket value has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the basket value has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. Investors could lose up to 85% of the stated principal amount of the Buffered PLUS.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	March 28, 2011
Original issue date:	March 31, 2011 (3 business days after the pricing date)
Maturity date:	March 28, 2013
Aggregate principal amount:	$3,080,000
Basket:	Basket commodity	Bloomberg ticker symbol	Weighting	Initial price
	Corn	C 1	20.0%	671¢
	Soybeans	S 1	20.0%	1,348.50¢
	Sugar	SB1	20.0%	27.05¢
	Wheat	W 1	20.0%	725.25¢
	Palm Oil	KO3	20.0%	MYR3,282
Payment at maturity:	▪
If the basket performance factor is greater than 100%, meaning the basket has appreciated:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

▪
If the basket performance factor is less than or equal to 100% but greater than or equal to 85%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 15%:
$1,000

▪
If the basket performance factor is less than 85%, meaning the basket has declined in value by an amount greater than the buffer amount of 15%:
($1,000 x basket performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $150 per Buffered PLUS.

Maximum payment at maturity:	$1,300 per Buffered PLUS (130% of the stated principal amount).
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	150%
Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount)
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Commodity price:
For any trading day:
Corn:  the official settlement price per bushel (as stated in U.S. cents);
Soybeans:  the official settlement price per bushel (as stated in U.S. cents);
Sugar:  the official settlement price per pound (as stated in U.S. cents);
Wheat:  the official settlement price per bushel (as stated in U.S. cents); and
Palm Oil:  the official settlement price per ton (as stated in Malaysian ringgit (“MYR”)).
For full descriptions, please see “Fact Sheet –Commodity price” beginning on page 2 of this pricing supplement.

Initial basket commodity price	The commodity price for the applicable basket commodity on the pricing date. See “Basket–Initial price” above.
Final basket commodity price:	The commodity price for the applicable basket commodity on the valuation date
Valuation date:	In respect of each basket commodity, March 25, 2013, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Buffer amount:	15%
Interest:	None
CUSIP:	617482TC8
ISIN:	US617482TC86
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$1,000	$20.00	$980.00
Total	$3,080,000	$61,600	$3,018,400
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20.00 for each Buffered PLUS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Commodity PLUS dated August 20, 2009        Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Buffered PLUS Based on the Performance of a Basket of Commodities due March 28, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 15% of the stated principal amount and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the performance of the underlying basket as of the valuation date.  However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $150 per Buffered PLUS. The Buffered PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 28, 2011	March 31, 2011 (3 business days after the pricing date)	March 28, 2013, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,080,000
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Basket:	Basket commodity	Bloomberg ticker symbol	Weighting	Initial price
	Corn – CBOT (“corn”)	C 1	20.0%	671¢
	Soybeans – CBOT (“soybeans”)	S 1	20.0%	1,348.50¢
	Sugar #11 (World) (“sugar”)	SB1	20.0%	27.05¢
	Wheat	W 1	20.0%	725.25¢
	Palm Oil	KO3	20.0%	MYR3,282
Bull market or bear market Buffered PLUS:	Bull market Buffered PLUS
Payment at maturity:	▪
If the basket performance factor is greater than 100%, meaning the basket has appreciated:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

▪
If the basket performance factor is less than or equal to 100% but greater than or equal to 85%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 15%:
$1,000

▪
If the basket performance factor is less than 85%, meaning the basket has declined in value by an amount greater than the buffer amount of 15%:
($1,000 x basket performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $150 per Buffered PLUS.

Maximum payment at maturity:	$1,300 per Buffered PLUS (130% of the stated principal amount).
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	150%
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Risk factors:	Please see “Risk Factors” beginning on page 11.

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Buffered PLUS Based on the Performance of a Basket of Commodities due March 28, 2013
Buffered Performance Leveraged Upside SecuritiesSM

Commodity price:
For any trading day,

Corn: the official settlement price per bushel of deliverable-grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date;

Soybeans: the official settlement price per bushel of deliverable-grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date;

Sugar: the official settlement price per pound of deliverable-grade sugar cane, as applicable, on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date;

Wheat:  the official settlement price per bushel of deliverable grade wheat on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date; and

Palm Oil: the official settlement price per ton of deliverable grade palm oil on the relevant exchange of the third nearby month futures contract stated in MYR, as determined and published by the relevant exchange.

Relevant exchange:	Corn: the Chicago Board of Trade Soybeans: the Chicago Board of Trade Sugar: the New York Board of Trade Wheat: the Chicago Board of Trade Palm Oil: the Malaysian Derivatives Exchange
Initial basket commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.  See “Basket–Initial price” above.
If any initial basket commodity price for any basket commodity as finally made available by the relevant exchange differs from any initial basket commodity price specified in the final pricing supplement, we will include the definitive initial basket commodity price in an amended pricing supplement.

Final basket commodity price:
The commodity price for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

Valuation date:	In respect of each basket commodity, March 25, 2013, subject to a non-trading day or a market disruption event in respect of the applicable basket commodity.
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such valuation date as postponed.

March 2011	Page 3

Buffered PLUS Based on the Performance of a Basket of Commodities due March 28, 2013
Buffered Performance Leveraged Upside SecuritiesSM

General Terms
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482TC8
ISIN:	US617482TC86
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected, and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in the basket commodities and in futures and options contracts on the basket commodities listed on major securities markets.  Such purchase activity could increase the prices of the basket commodities, and therefore the prices at which the basket commodities must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent

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Buffered PLUS Based on the Performance of a Basket of Commodities due March 28, 2013
Buffered Performance Leveraged Upside SecuritiesSM

with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries

March 2011	Page 5

Buffered PLUS Based on the Performance of a Basket of Commodities due March 28, 2013
Buffered Performance Leveraged Upside SecuritiesSM

have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20.00 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Validity of the Buffered PLUS
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered PLUS Based on the Performance of a Basket of Commodities due March 28, 2013
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	150%
Buffer amount:	15%
Maximum payment at maturity:	$1,300 per Buffered PLUS (130% of the stated principal amount)
Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount)

Buffered PLUS Payoff Diagram

How it works

▪
If the basket performance factor is greater than 100%, meaning the basket has appreciated, investors would receive the $1,000 stated principal amount plus 150% of the appreciation of the basket over the term of the Buffered PLUS, subject to the maximum payment at maturity.  In the payoff diagram above, investors would realize the maximum payment at maturity when the basket appreciates by 20%.  Based on the terms above:

▪	If the basket performance factor is 110%, meaning the basket has appreciated by 10%, investors would receive a 15% return, or $1,150 per Buffered PLUS.

▪
If the basket performance factor is 150%, meaning the basket has appreciated by 50%, investors would receive only the maximum payment at maturity of 130% of the stated principal amount, or $1,300 per Buffered PLUS.

▪
If the basket performance factor is less than or equal to 100% but greater than or equal to 85%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 15%, investors would receive the stated principal amount of $1,000 per Buffered PLUS.

▪
If the basket performance factor is less than 85%, meaning the basket has declined in value by an amount greater than the buffer amount of 15%, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is

March 2011	Page 7

Buffered PLUS Based on the Performance of a Basket of Commodities due March 28, 2013
Buffered Performance Leveraged Upside SecuritiesSM

proportionate to the percentage decrease in the value of the basket, plus the buffer amount of 15%. Thus, the minimum payment at maturity will be $150 per Buffered PLUS.  Based on the terms above:

▪
If the basket performance factor is 60%, meaning the basket has declined in value by 40%, investors would lose 25% of their principal and receive only $750 per Buffered PLUS at maturity, or 75% of the stated principal amount.

Calculation of Payment at Maturity

Basket Percent Increase Example
Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the leverage factor of 150%, the maximum payment at maturity of $1,300 per Buffered PLUS and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.

Leverage factor = 150%
Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Corn	20.0%	675¢	708.75¢	+ 5%
Soybeans	20.0%	1,350¢	1,417.50¢	+ 5%
Sugar	20.0%	25¢	26.25¢	+ 5%
Wheat	20.0%	700¢	735¢	+ 5%
Palm Oil	20.0%	MYR3,300	MYR3,465	+ 5%

Basket Percentage Change = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final corn price – initial corn price) / initial corn price]  x  20%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  20%; plus
[(final sugar price – initial sugar price) / initial sugar price]  x  20%; plus
[(final wheat price – initial wheat price) / initial wheat price]  x  20%; plus
[(final palm oil price – initial palm oil price) / initial palm oil price]  x  20%;

So, using the final basket commodity prices above:

corn  =  [(708.75¢ –675¢) / 675¢] x 20%  = 1%; plus
soybeans  =  [(1,417.50¢ – 1,350¢) / 1,350¢] x 20%  = 1%; plus sugar =  [(26.25¢ – 25¢) / 25¢] x 20%  = 1%; plus
wheat  =  [(735¢  – 700¢) / 700¢] x 20%  = 1%; plus
palm oil  =  [(MYR3,465 – MYR3,300) / MYR3,300] x 20%  = 1%

which equals
basket percentage increase   =   5%

The payment at maturity will equal $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:
$1,000   x   5%   x   150%   =   $75

Since this amount would not result in a payment at maturity that would exceed the maximum payment at maturity of $1,300 per Buffered PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:
$1,000   +   $75   =   $1,075

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Buffered Performance Leveraged Upside SecuritiesSM

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.

The basket performance factor is less than 100%
Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Corn	20.0%	675¢	20.25¢	– 97%
Soybeans	20.0%	1,350¢	1,417.50¢	+ 5%
Sugar	20.0%	25¢	26.25¢	+ 5%
Wheat	20.0%	700¢	735¢	+ 5%
Palm Oil	20.0%	MYR3,300	MYR3,465	+ 5%

Basket Performance Factor = sum of the products of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final corn price / initial corn price)  x  20%; plus
(final soybeans price / initial soybeans price)  x  20%; plus
 (final sugar price / initial sugar price)  x  20%; plus
 (final wheat price / initial wheat price)  x  20%; plus
(final palm oil price / initial palm oil price)  x  20%;

So, using the final basket commodity prices above:

corn  =  (20.25¢ / $675¢) x 20%  = 0.6%; plus
soybeans  =  (1,417.50¢ / 1,350¢) x 20%  = 21%; plus
sugar =  (26.25¢ / 25¢) x 20%  = 21%; plus
wheat  =  (735¢ / 700¢) x 20%  = 21%; plus
palm oil  =  (MYR3,465 / MYR3,300) x 20%  = 21%;

which equals
basket performance factor   =   84.6%

In the above example, the final basket commodity prices of all the basket commodities except for corn (with a combined weighting of 80% of the basket), are each higher than their respective initial basket commodity prices, but the final basket commodity price of corn (with a weighting of 20% of the basket) is lower than its initial basket commodity price.  Accordingly, although the final basket commodity prices of four-fifths of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity price of the other one-fifth (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Since the basket has declined in value by more than the 15% buffer amount in this example, the payment at maturity per Buffered PLUS will equal $1,000 times the basket performance factor plus $150; or

($1,000     x     84.6%)    +      $150     =      $996

The payment at maturity per Buffered PLUS will be $996, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket, plus the buffer amount of 15%.

If the basket did not decline in value by more than the buffer amount of 15%, the payment at maturity would equal the $1,000 stated principal amount per Buffered PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the sum of the weighted performance of the basket commodities from the pricing date to the valuation date, as determined as follows:

If the basket performance factor is greater than 100%, meaning the basket has appreciated:

$1,000    +    leveraged upside payment:

subject to the maximum payment at maturity of $1,300 for each Buffered PLUS,

If the basket performance factor is less than or equal to 100% but greater than or equal to 85%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 15%:

the stated principal amount of $1,000

If the basket performance factor is less than 85%, meaning the basket has declined in value by an amount greater than the buffer amount of 15%:

This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $150 per Buffered PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

▪
The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the basket performance factor is less than 85%, meaning the basket has declined in value by more than the buffer amount of 15%, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the basket value from its initial value, plus $150 per Buffered PLUS.  See “How the Buffered PLUS Work” on page 7 above.

▪
Appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,300 per Buffered PLUS (130% of the stated principal amount). Although the leverage factor provides 150% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 130% of the stated principal amount for the Buffered PLUS, any increase in the value of the basket by more than 20% will not further increase the return on the Buffered PLUS.

▪
The market price of the Buffered PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. Incorporated (“MS & Co.”), may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the Buffered PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Buffered PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Buffered PLUS prior to maturity may result in a loss.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities.

▪
Investing in the Buffered PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the Buffered PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities.  By purchasing the Buffered PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the Buffered PLUS, you

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Buffered Performance Leveraged Upside SecuritiesSM

are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and as the projected profit included in the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the Buffered PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the prices of the basket commodities and the value of your Buffered PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the prices of the basket commodities may be, and have recently been, highly volatile (see “Historical Information” beginning on page 15).

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Specific commodities’ prices are affected by numerous factors specific to each market.  We describe the principal risks associated with investments in corn, soybeans, sugar, wheat and palm oil in the following paragraphs.

Corn.  The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Soybeans.  The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

Sugar.  Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates.  Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol.

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Buffered Performance Leveraged Upside SecuritiesSM

Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol.  The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption.  Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar.  Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

Wheat. Wheat prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of wheat, which are driven by global wheat production, population growth and economic activity.  In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including wheat, and energy specifically and fiscal and monetary issues, more generally.  Alternative uses for wheat such as in manufacturing also drive the prices for grains.  Such alternative uses may be dependent on governmental action, like subsidies or tariffs and technological innovation.  Extrinsic factors also affect wheat prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for wheat could also impact the price of grain.

Palm Oil.  The price of palm oil is primarily affected by the global demand for and supply of palm oil, but is also influenced from time to time by speculative actions and by currency exchange rates.  In addition, prices for palm oil are affected by governmental programs and policies regarding agriculture, including cultivation of the oil palm, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect palm oil prices such as weather, crop yields, natural disasters, pestilence, technological developments in agriculture and palm oil refining, wars and political and civil upheavals.  Substitution of other edible oils and other sources of biodiesel for palm oil could also adversely impact the price of palm oil.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the Buffered PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MSCG, has determined the initial basket commodity price and will determine the final basket commodity price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities as well as in other instruments related to such basket commodities.  Some of our subsidiaries also trade in the component futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket commodity prices of the basket commodities and, as a result, the prices at which the basket commodities must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together, the “Tax

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Buffered Performance Leveraged Upside SecuritiesSM

Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high and low, as well as end-of-quarter, prices for each of the basket commodities for each quarter in the period from January 1, 2006 through March 28, 2011.  The related graphs set forth the official daily prices, for each respective basket commodity for the same period.  The commodity prices on March 28, 2011 were, in the case of corn, 671¢, in the case of soybeans, 1,348.50¢, in the case of sugar, 27.05¢, in the case of wheat, 725.25¢, and in the case of palm oil, MYR3,282.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the Buffered PLUS so that you will receive a payment in excess of the stated principal amount of the Buffered PLUS.

Corn (in U.S. cents)	High	Low	Period End
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	262.50	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter (through March 28, 2011)	729.75	595.00	671.00

Daily Official Settlement Prices of Corn January 1, 2006 to March 28, 2011

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Buffered Performance Leveraged Upside SecuritiesSM

Soybeans (in U.S. cents)	High	Low	Period End
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter (through March 28, 2011)	1,451.00	1,270.00	1,348.50

Daily Official Settlement Prices of Soybeans January 1, 2006 to March 28. 2011

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Buffered Performance Leveraged Upside SecuritiesSM

Sugar (in U.S. cents)	High	Low	Period End
2006
First Quarter	19.30	14.18	17.90
Second Quarter	18.33	14.71	15.79
Third Quarter	17.16	9.75	10.85
Fourth Quarter	12.58	10.85	11.75
2007
First Quarter	11.75	9.85	9.88
Second Quarter	9.98	8.45	9.07
Third Quarter	10.33	9.07	9.56
Fourth Quarter	11.07	9.70	10.82
2008
First Quarter	15.02	10.73	11.69
Second Quarter	12.67	9.52	12.04
Third Quarter	14.19	11.65	12.36
Fourth Quarter	13.93	10.57	11.81
2009
First Quarter	13.70	11.43	12.67
Second Quarter	16.93	12.22	16.81
Third Quarter	24.39	16.96	24.12
Fourth Quarter	27.26	21.24	26.95
2010
First Quarter	29.90	16.57	16.59
Second Quarter	18.03	13.67	18.03
Third Quarter	26.84	16.28	25.30
Fourth Quarter	34.39	22.99	32.12
2011
First Quarter (through March 28, 2011)	35.31	25.65	27.05

Daily Official Settlement Prices of Sugar January 1, 2006 to March 28, 2011

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Buffered Performance Leveraged Upside SecuritiesSM

Wheat (in U.S. cents)	High	Low	Period End
2006
First Quarter	376.00	322.50	347.75
Second Quarter	426.25	342.00	371.50
Third Quarter	445.50	359.75	443.00
Fourth Quarter	542.50	439.50	501.00
2007
First Quarter	501.00	438.00	438.00
Second Quarter	609.00	419.00	582.00
Third Quarter	939.00	569.50	939.00
Fourth Quarter	973.50	748.00	885.00
2008
First Quarter	1,280.00	882.50	929.00
Second Quarter	974.25	743.50	843.50
Third Quarter	897.25	668.00	680.00
Fourth Quarter	669.75	457.75	610.75
2009
First Quarter	643.50	490.25	532.75
Second Quarter	674.50	504.50	511.25
Third Quarter	549.25	429.00	457.50
Fourth Quarter	574.75	441.25	541.50
2010
First Quarter	572.50	450.50	450.50
Second Quarter	501.00	428.00	464.75
Third Quarter	785.75	484.00	674.00
Fourth Quarter	799.25	626.25	794.25
2011
First Quarter (through March 28, 2011)	886.00	662.00	725.25

Daily Official Settlement Prices of Wheat January 1, 2006 to March 28, 2011

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Buffered Performance Leveraged Upside SecuritiesSM

Palm Oil (in Malaysian ringgit)	High	Low	Period End
2006
First Quarter	1,510	1,415	1,437
Second Quarter	1,494	1,411	1,491
Third Quarter	1,677	1,487	1,559
Fourth Quarter	2,032	1,523	1,995
2007
First Quarter	2,070	1,856	2,070
Second Quarter	2,701	2,061	2,427
Third Quarter	2,675	2,366	2,644
Fourth Quarter	3,125	2,542	3,050
2008
First Quarter	4,330	3,050	3,395
Second Quarter	3,730	3,170	3,598
Third Quarter	3,635	2,040	2,090
Fourth Quarter	2,090	1,390	1,695
2009
First Quarter	2,035	1,695	2,000
Second Quarter	2,789	2,070	2,230
Third Quarter	2,515	1,990	2,105
Fourth Quarter	2,663	2,030	2,663
2010
First Quarter	2,709	2,407	2,556
Second Quarter	2,594	2,366	2,373
Third Quarter	2,737	2,270	2,730
Fourth Quarter	3,788	2,666	3,788
2011
First Quarter (through March 28, 2011)	3,955	3,261	3,282

Daily Official Settlement Prices of Palm Oil January 1, 2006 to March 28, 2011

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Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for Commodity PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for Commodity PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at .www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for Commodity PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at..www.sec.gov as follows:

Prospectus Supplement for Commodity PLUS dated August 20, 2009

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for Commodity PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

March 2011	Page 20